EXHIBIT 10.9

IRVINE SENSORS, INC.

DEFERRED COMPENSATION PLAN

PREAMBLE

Irvine Sensors, Inc. (the Corporation), a corporation formed under the laws of the State of Delaware, desires to establish a deferred compensation plan for the exclusive benefit of a select group of management and highly compensated employees.

The Corporation intends that any Participant or Beneficiary under the Plan shall have the status of an unsecured general creditor with respect to the Plan.

The Corporation hereby establishes the Irvine Sensors Deferred Compensation Plan, effective as of September 27, 2002.

ARTICLE I

DEFINITIONS

I.1 “Account” shall mean the record maintained by the Committee showing the number of shares of common stock deemed allocated to the account of each Participant or Beneficiary as well as the amount of any cash contributions, dividends or income or loss thereon deemed allocated to the Participant or Beneficiary. The term “Account” shall refer only to a bookkeeping entry and shall not be construed to require the segregation of assets or shares on behalf of any Participant or Beneficiary.

I.2 “Beneficiary” shall mean the Beneficiary designated by each Participant under the Irvine Sensors Deferred Compensation Plan; provided, however, that a Participant may designate a different Beneficiary hereunder by delivering to the Committee a written beneficiary designation in the form provided by the Committee, and executed specifically with respect to this Plan. No beneficiary designation shall be effective until received and accepted by the Committee.

I.3 “Board” shall mean the Board of Directors of the Corporation.

I.4 “Change in Control” shall mean the occurrence of any one or more of the following events:

(a) any Person (as defined below) becomes the Beneficial Owner (as defined below) of securities of the Corporation having fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Corporation; or

(b) the shareholders of the Corporation approve the sale or other disposal of all or substantially all of the assets of the Corporation (including a plan of liquidation or dissolution) or the merger or consolidation of the Corporation with or into another corporation, in accordance with the requirements of the Certificate of Incorporation of the Corporation and

applicable law; or(c) as a result of or in connection with any tender offer, exchange offer, merger or other business combination, sale of assets or contested election of directors, or any combination of the foregoing, the individuals who are directors of the Corporation just prior to such event shall cease to constitute the majority of the Board.

For purposes of this Section 1.4, a “Person” means any individual, firm, corporation partnership, trust or other entity. Two or more Persons who agree to act together for the purpose of acquiring, holding, voting, or disposing of securities of the Corporation shall be deemed a “Person.” Excluded from the definition of “Person” are the Corporation and any subsidiaries of the Corporation, whether individually or in any combination.

For purposes of this Section 1.4, a person is a “Beneficial Owner” of securities of the Corporation if such Person is any of such Person’s Affiliates (as defined below) or Associates (as defined below) has or shares, directly or indirectly through any contract, arrangement understanding or otherwise, the power to vote or direct the voting of securities of the Corporation or the power to dispose or direct the disposition of securities of the Corporation. A Person shall be the Beneficial Owner of those securities of the Corporation that such person or any of such Person’s Affiliates or Associates has the right to become the Beneficial Owner of (whether such right is execrable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

For purposes of Section 1.4 only, an “Affiliate” of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

For purposes of this Section 1.4, an “Associate” of a specified Person is (i) any corporation or organization (other than the Corporation or any subsidiary of the Corporation) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Corporation or any subsidiary of the Corporation.

I.5 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated hereunder.

I.6 “Committee” shall mean the Committee appointed by the Board of Directors of the Corporation to administer this Plan, or if none is appointed, the Board of Directors.

I.7 “Corporation” shall mean Irvine Sensors, Inc. or its successors.

I.8 “Disability” shall mean that a Participant is permanently impaired to such an extent that he or she cannot perform the material duties of his or her position of employment with the Corporation. The determination hereunder as to whether and when a Participant has a Disability shall be made by the Committee, and for purposes of assisting the Committee in making any such determination, the Committee may require the Participant to submit to an examination by a competent physician or medical clinic selected by the Committee.

I.9 “Effective Date” shall mean September 27, 2002.

I.10 “Normal Retirement Age” shall mean the age of Sixty Five (65) years.

I.11 “Participant” shall mean an individual who has been designated by the Committee as being eligible to participate in the Plan.

I. 12 “Plan” shall mean the Irvine Sensors Deferred Compensation Plan, as amended from time to time.

I.13 “Plan Year” shall mean the annual period beginning January 1 and ending December 31, both dates inclusive of each year, except for the initial Plan Year that shall be a partial year, beginning September 27, 2002 and ending December 31, 2002.

I.14 “Valuation Date” shall mean each business day on which the financial markets are open for trading activity.

ARTICLE II

ELIGIBILITY

Participation in the Plan shall be made available to a select group of individuals, as determined by the Committee, in its sole discretion, who are providing services to the Corporation in key positions of management and responsibility or who are highly compensated employees of the Corporation. Such individuals may elect to participate hereunder by executing a participation agreement in such form and at such time as the Committee shall require, within thirty (30) days of the date on which he or she is notified by the Committee of his/her eligibility to participate in the Plan. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.

ARTICLE III

CREDITING OF CONTRIBUTIONS AND INCOME

III.1 As of each Valuation Date, the Committee shall credit to each Participant’s Account the deemed income or losses attributable thereto, determined pursuant to the provisions of Section 3,2 below, as well as any other applicable credits to or charges against such Account, on account of deemed Company Contributions or distributions to participants or similar transactions or adjustments to such Account.

III.2 The Corporation may, in its sole discretion, make one or more deemed Company Contributions to the Plan in such dollar amounts or shares of common stock of the Corporation as the Corporation, in its sole discretion determines. Deemed Company Contributions shall be allocated among the Accounts of Participants as specified by the

Corporation in its sole discretion, as of the Valuation Date immediately following the date of the Company Contribution, or as provided in a Participant’s participation agreement.

III.3 Each Participant’s Account shall be deemed to be invested in common stock of the Employer, plus any cash contributions or cash dividends which would have been paid on such shares had such shares been owned by the Participant. The Account of each Participant shall be deemed to be credited with the amount of dividends, income, gains and losses attributable thereto, as if the amounts credited to such Account had been invested in common stock of the Corporation except to the extent that the Company specifies that deemed contributions shall be in cash. .

ARTICLE IV

BENEFITS

IV. 1 As provided in Article V, as soon as practicable following the death of a Participant, the Beneficiary of such Participant shall be paid the number of shares of common stock deemed credited to such Participant’s Account. In addition the Beneficiary shall be paid the amount of deemed cash contributions and deemed cash dividends, if any, which were allocated to the Participant’s Account plus any earnings or losses thereon in the form of cash. The amount of any such deemed cash contributions and deemed cash dividends shall be determined as of the Valuation Date coincident with or next preceding the date such amount is distributed.

IV.2 As provided in Article V, as soon as practicable following a Participant’s Disability, termination of employment or attainment of Normal Retirement Age, such Participant shall be paid the number of shares of common stock deemed credited to such Participant’s Account, plus any earnings or losses thereon, in the form of cash. The amount of any such deemed cash contributions and deemed cash dividends shall be determined as of the Valuation Date coincident with or next preceding the date such amount is distributed.

A Participant shall be deemed to have terminated employment only upon his actual termination of employment with the Corporation, and not upon a leave of absence or other temporary cessation of services.

IV.3 Each Participant’s Account shall be fully vested and nonforfeitable.

ARTICLE V

FROM OF PAYMENT OF BENEFITS

V.1 Payment of a Participant’s benefit as determined in accordance with Article IV on account of termination of employment following the attainment of Normal Retirement Age shall be made in the form of common stock of the Company to the extent that the Participant’s Account is deemed to be invested in common stock of the Company and in cash to the extent that the Participant’s Account is deemed to be invested in cash or other property and shall be made in the method of either a lump sum or payments in annual installments over a period not to exceed 5 years, such method of payment to be irrevocably determined in the sole discretion of the Committee at the time the distribution is made. Payment shall commence as soon as practicable following the date on which the Participant attains Normal Retirement Age.

V.2 Payment of a Participant’s benefit as determined in accordance with Article IV on account of death shall be made in the form of common stock of the Company to the extent that the Participant’s Account is deemed to be invested in common stock of the Company and in cash to the extent that the Participant’s Account is deemed to be invested in cash or other property in the form of a lump sum. Payment of a Participant’s death benefit shall be made to his Beneficiary as soon as practicable following the Committee’s receipt of proper notice of such Participant’s death.

V.3 Payment of a Participant’s benefit as determined in accordance with Article IV on account of Disability or termination of employment for reasons other than death or before attainment of Normal Retirement Age shall be made in the form of common stock of the Company to the extent that the Participant’s Account is deemed to be invested in cash or other property and shall be made in the method of such payment to be irrevocably determined in the sole discretion of the Committee at the time the distribution is made. In the case of payment on account of a Participant’s Disability, payment shall commence either (i) as soon as practicable after the Committee’s determination of such Disability or (ii) as soon as practicable after the Participant attains the age of fifty-five (55) years, such method of payment to be determined in the sole discretion of the Committee.

V.4 If cash installment payments are made, such payments shall be charged pro rata to the individual investment options in which amounts credited to the Participant’s Account are deemed to be invested, pursuant to the provisions of Section 3.2 hereof. Furthermore, the Committee shall continue to credit the unpaid balance of the Participant’s Account with the deemed income and losses attributable thereto, determined pursuant to the provisions of Section 3.2 hereof, as well as with any other credits to or charges against the unpaid balance of such Account, during the period for which installment payments are made.

V.5 Notwithstanding the provisions of Sections 5.1, 5.2 or 5.3, the benefits payable hereunder may be paid in a lump sum in cash or shares of common stock even if they are not otherwise payable if, based on a change in the federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a Beneficiary, or a closing agreement made under section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, the Committee determines that a Participant has or will recognize income for federal state income tax purposes with respect to amounts that are or will be payable under the Plan before they otherwise would be paid. The amount of any payments pursuant to this Section 5.5 shall not exceed the lesser of (a) the amount in the Participant’s Account or (b) the amount of taxable income with respect to which the tax liability is assessed or determined.

ARTICLE VI

ADMINISTRATION OF THE PLAN

VI. 1 The Corporation may set aside funds or shares of common stock for payment of all or a portion of the benefits payable pursuant to the Plan. The set aside funds shall be subject to the claims of general creditors of the Corporation in the event the Corporation becomes insolvent.

VI.2 The Plan shall be administered by the Committee who shall be appointed by the Board of Directors of the Corporation. The members of the Committee shall not receive compensation with respect to their services for the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Corporation. Any member of the Committee may resign by delivering his written resignation to the Corporation and to the other members of the Committee.

VI.3 The Committee shall perform any act which the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which he is disqualified.

VI.4 The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All of the usual and reasonable expenses of the Committee shall be paid by the Corporation. The Corporation shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation attorney’s fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

VI.5 The Committee shall establish rules, not contrary to the provisions of the plan, the administration of the Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in the Plan, shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration interpretation and application of the Plan. A.11 determinations of the Committee shall be final, conclusive and binding on all employees, participants and Beneficiaries.

VI.6 Any action to be taken hereunder by the Corporation shall be taken by resolution adopted by the Board or an executive committee thereof; provided, however, that by resolution, the Board or an executive committee thereof may delegate to any officer of the Corporation the authority to take any actions hereunder, other than the power to amend or terminate the Plan.

VI.7 Each Participant will be issued a participation agreement under the Plan which will specify, as to that Participant; the amount of Company contributions to be made to the Plan on behalf of the Participant, the Participant’s vesting schedule, and any other conditions or benefits the Committee deems in its sole and absolute discretion to be appropriate.

ARTICLE VII

CLAIM REVIEW PROCEDURE

VII.1 In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan (the “Claimant”), the Committee shall provide to the Claimant written notice of the denial which shall set forth:

1.	the specific reason or reasons for the denial;

2.	specific references to pertinent Plan provisions on which the Committee based its denial;

3.	a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;

4.	a statement that the Claimant may:

(i)	Request a review upon written application to the Committee;

(ii)	Review pertinent Plan Documents; and

(iii)	Submit issues and comments in writing; and

That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Committee within sixty (60) days after receipt of the Committee’s notice of denial of benefits. The Committee’s notice must further advise the Claimant that his failure to appeal the action to the Committee in writing within the sixty (60) day period will render the Committee’s determination final, binding, and conclusive.

VII.2 If the Claimant should appeal to the Committee, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he, or his duly authorized representative, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on his appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within sixty (60) days of the Claimant’s written request for review, unless special circumstances (such as hearing) would make the rendering of a decision within sixty (60) day period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. The Committee’s notice of denial of benefits shall identify the address to which the Claimant may forward his appeal.

ARTICLE VIII

LIMITATION OF RIGHTS

The establishment of this Plan shall not be construed as giving to any Participant, employee of the Corporation or any person whomsoever, any legal, equitable or other -rights against the Corporation, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Corporation or shares of Corporation stock or as giving any employee the right to be retained in the employment of the Corporation. All employees of the Corporation and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Corporation.

ARTICLE IX

LIMITATION OF ASSIGNMENT AND PAYMENTS TO

LEGALLY INCOMPETENT DISTRIBUTEE

IX.1 No benefits which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, tale, transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, tell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void.

IX.2 No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

IX.3 Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who it then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

ARTICLE X

AMENDMENT TO OR TERMINATION OF THE PLAN

The Corporation reserves the right at any time to amend or terminate the Plan in whole or in part by resolution of the Board; provided, however, that upon a Change in Control, any amendment of the Plan shall, for a period of two (2) years following the effective date of such Change in Control, require the prior written consent of a majority of all Participants and Beneficiaries hereunder, including those Participants and Beneficiaries who, at the time of such amendment, are currently entitled to a benefit hereunder, whether or not employed at such time by the Corporation. No amendment shall have the effect of retroactively changing or depriving Participant or Beneficiaries of rights already accrued under the Plan. In the event that the Corporation shall change its name, the Plan shall be deemed to be amended to reflect the name change without further action of the Corporation, and the language of the Plan shall be changed accordingly. Notwithstanding any other provision hereunder to the contrary, upon termination of the plan, the Board shall direct that all vested benefits hereunder will be paid as soon as administratively practicable thereafter, but in no event later that 30 days following such termination.

ARTICLE XI

STATUS OF PARTICIPANT AS UNSECURED CREDITOR

All benefits under the Plan shall be the unsecured obligations of the Corporation and no assets will be placed in trust or otherwise segregated from the general assets of the Corporation for the payment of obligations hereunder. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

ARTICLE XII

GENERAL AND MISCELLANEOUS

XII.1 In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

XII.2 The section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

XII.3 The validity and effect of this plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of California unless preempted by federal law.

XII.4 The Corporation is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any such amounts. This Plan is intended to be and shall be construed to be a plan which is funded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

XII.5 All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or his Beneficiary which are required to be paid or withheld by the Corporation.

Irvine Sensors, Corporation Inc has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this 17th day of June, 2003.

Irvine Sensors, Corporation

By:	/s/ Robert G. Richards

ATTEST: (Title) [CORPORATE SEAL]